UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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Chicago Mercantile Exchange Holdings, Inc.

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The following letter was posted to the Web site of Chicago Mercantile Exchange Holdings Inc. on February 13, 2004.

[Chicago Mercantile Exchange Logo]

20 South Wacker Drive 312/930.1000 tel

Chicago, IL 60606-7499 312/466.4410 fax

www.cme.com

Terrence A. Duffy	Craig S. Donohue
Chairman of the Board	Chief Executive Officer

February 13, 2004

Dear Members and Class B Shareholders:

On behalf of the entire CME Board and Management Team, we want to thank all of you who participated in last week’s member meetings to discuss the Eurodollar proposal to be submitted to a vote of the Class B shareholders. As always, we respect your input and we recognize the importance of your contributions to the success of our Eurodollar market, the most actively traded futures contract in the world.

Last week we indicated that we would give prompt consideration to your input. Today, the CME Board approved our recommendations to finalize the Eurodollar plan that will be submitted to our Class B shareholders for their approval on March 16. Under the final proposal, CME’s Board will have the right, but not the obligation, to transfer the front two Eurodollar futures contract months onto GLOBEX® in an orderly fashion under the following circumstances:

•	If the RTH electronic trading in the first nearby quarterly contract fails to achieve at least 25 percent of the combined RTH electronic and open outcry Eurodollar trading volumes in that contract by April 30, 2004; or

•	If the RTH electronic trading in the second nearby quarterly contract fails to achieve at least 20 percent of the combined RTH electronic and open outcry Eurodollar trading volumes in that contract by April 30, 2004; or

•	If, on an ongoing basis, electronic trading volumes of these contract months fall below the established percentage thresholds for three consecutive five day trading periods, which will be measured from the end of each trading week (and excluding the four week period following each expiration of the second nearby quarterly contract).

In addition, the Board approved our recommendations to waive the GLOBEX fee for local traders who trade more than 1,000 Eurodollar sides per day using handheld trading devices and to reduce the GLOBEX fee for non-member customers from $.80 to $.55.

All of these changes are outlined in the attached press release. A proxy statement containing additional information will be distributed to our Class B shareholders prior to the special shareholder meeting on March 16. Likewise, we will be available to answer any additional questions you may have.

Again, we appreciate your feedback and continued support as we work together to execute our growth strategy and maintain the high level of liquidity our customers expect from CME.

Sincerely,

/s/ Terrence A. Duffy	/s/ Craig S. Donohue

*  *  *

Chicago Mercantile Exchange Holdings Inc. has filed a preliminary proxy statement with the Securities and Exchange Commission (the “SEC”) regarding the Special Meeting of shareholders to be held on March 16, 2004. In addition, Chicago Mercantile Exchange Holdings Inc. will be filing a definitive proxy statement and other relevant documents concerning the Special Meeting with the SEC. Shareholders are urged to read the preliminary proxy statement, the definitive proxy statement and any other relevant documents filed with the SEC because they contain, or will contain, important information about Chicago Mercantile Exchange Holdings Inc. and the Special Meeting. The preliminary proxy statement and the definitive proxy statement and other relevant materials (when they become available), and any other documents filed by Chicago Mercantile Exchange Holdings Inc. with the SEC, may be obtained free of charge at the SEC’s Web site at www.sec.gov. In addition, shareholders may obtain copies of these documents by contacting Chicago Mercantile Exchange Holdings Inc., Shareholder Relations and Membership Services, 20 South Wacker Drive, Chicago, Illinois 60606. Shareholders are urged to read the preliminary proxy statement and the definitive proxy statement and the other relevant materials (when they become available) before making any voting decision with respect to matters to be acted on at the Special Meeting.

Chicago Mercantile Exchange Holdings Inc., its directors, executive officers and certain other members of management and employees may be soliciting proxies from shareholders in favor of the proposal. Information concerning the participants in the solicitation is set forth in the preliminary proxy statement filed by Chicago Mercantile Exchange Holdings Inc. with the SEC on February 10, 2004.

The following press release was issued on February 13, 2004:

[Chicago Mercantile Exchange Logo]
20 South Wacker Drive Chicago, IL 60606-7499 www.cme.com	Media Contacts Anita S. Liskey, 312/466.4613 John Holden, 312/930.3446 news@cme.com

Investor Contact John Peschier, 312/930.8491

FOR IMMEDIATE RELEASE

CME Announces New Member and Customer Eurodollar Trading

Incentives and Finalizes Eurodollar Proposal for Class B Shareholder Vote

New Programs Designed to Encourage Increased GLOBEX® Trading of Eurodollar Futures

CHICAGO, Feb. 13, 2004—Chicago Mercantile Exchange Inc. (CME) announced today that it will provide additional trading incentives to market users of its Eurodollar futures contracts and that it has finalized its Eurodollar proposal based on input from its member and clearing member firm customers.

CME introduced two programs to further encourage increased trading on GLOBEX. Starting March 1 through the remainder of 2004, the exchange will waive transaction fees for local traders who trade more than 1,000 Eurodollar sides per day using CME’s handheld trading devices. Also, effective February 18, CME will reduce its GLOBEX fee for customers to $.55 from $.80.

Additionally, CME finalized its previously announced proposal that would give its Board of Directors authority to transition the front two Eurodollar futures contract months onto CME’s GLOBEX platform in an orderly fashion under the following circumstances:

•	If electronic trading during the regular trading hours session in the first nearby quarterly contract fails to achieve at least 25 percent of the combined electronic and open outcry Eurodollar trading volumes during the regular trading hours session in that contract by April 30, 2004; or

•	If electronic trading during the regular trading hours session in the second nearby quarterly contract fails to achieve at least 20 percent of the combined RTH electronic and open outcry Eurodollar trading volumes during the regular trading hours session in that contract by April 30, 2004; or

•	If, on an ongoing basis, electronic trading volumes of these contract months fall below the established percentage thresholds for three consecutive five day trading periods, which will be measured from the end of each trading week (and excluding the four week period following each expiration of the second nearby quarterly contract).

CME will ask its Class B shareholders to approve the plan in a special shareholder meeting to be held on March 16. A proxy statement containing additional information will be distributed to all Class B shareholders prior to the meeting.

“CME’s industry leading position is largely due to the expertise and foresight of our members,” said CME Chairman Terry Duffy. “As we seek to ensure customer choice, this final plan will balance the needs of our members, who provide the liquidity for this benchmark product, with our ability to act decisively and effectively to maintain our strong competitive position.”

“These new initiatives and the finalization of our plan are based on the input of our member and clearing member firm customers and will further strengthen CME’s position as the leading exchange for short-term interest rate trading,” said Craig Donohue, CME’s Chief Executive Officer. “Our ability to exceed the thresholds in the nearby quarterly contracts is highly achievable given the fact that approximately 22% of the March 2004 contract and 16% of the June 2004 contract is already trading on our GLOBEX platform.”

Chicago Mercantile Exchange Inc. (www.cme.com) is the largest futures exchange in the United States. As an international marketplace, CME brings together buyers and sellers on its trading floors and GLOBEX® electronic trading platform. CME offers futures and options on futures primarily in four product areas: interest rates, stock indexes, foreign exchange and commodities. The exchange moved about $1.4 billion per day in settlement payments in 2003 and managed $39.5 billion in collateral deposits at Jan. 31, 2004. CME is a wholly owned subsidiary of Chicago Mercantile Exchange Holdings Inc. (NYSE: CME), which is part of the Russell 1000® Index.

Chicago Mercantile Exchange, CME and GLOBEX are registered trademarks of Chicago Mercantile Exchange Inc. Further information about CME and its products is available on the CME Web site at www.cme.com.

Chicago Mercantile Exchange Holdings Inc. has filed a preliminary proxy statement with the Securities and Exchange Commission (the “SEC”) regarding the Special Meeting of shareholders to be held on March 16, 2004. In addition, Chicago Mercantile Exchange Holdings Inc. will be filing a definitive proxy statement and other relevant documents concerning the Special Meeting with the SEC. Shareholders are urged to read the preliminary proxy statement, the definitive proxy statement and any other relevant documents filed with the SEC because they contain, or will contain, important information about Chicago Mercantile Exchange Holdings Inc. and the Special Meeting. The preliminary proxy statement and the definitive proxy statement and other relevant materials (when they become available), and any other documents filed by Chicago Mercantile Exchange Holdings Inc. with the SEC, may be obtained free of charge at the SEC’s Web site at www.sec.gov. In addition, shareholders may obtain copies of these documents by contacting Chicago Mercantile Exchange Holdings Inc., Shareholder Relations and Membership Services, 20 South Wacker Drive, Chicago, Illinois 60606. Shareholders are urged to read the preliminary proxy statement and the definitive proxy statement and the other relevant materials (when they become available) before making any voting decision with respect to matters to be acted on at the Special Meeting.

Chicago Mercantile Exchange Holdings Inc., its directors, executive officers and certain other members of management and employees may be soliciting proxies from shareholders in favor of the proposal. Information concerning the participants in the solicitation is set forth in the preliminary proxy statement filed by Chicago Mercantile Exchange Holdings Inc. with the SEC on February 10, 2004.